Exhibit 8.1

November 30, 2004

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special tax counsel to Dominion Resources, Inc., a Virginia corporation (the “Company”), in connection with, and have participated in the preparation of, a Registration Statement on Form S-4 (Reg. No. 333-120339) (the “Registration Statement”) filed with the Securities Exchange Commission with respect to the Company’s 2004 Series C 2.125% Senior Notes Due 2023 (the “Series C Senior Notes”) which are being offered in exchange for the Company’s 2003 Series G 2.125% Convertible Senior Notes (the “Series G Senior Notes”).

In rendering this opinion, we have examined, and have relied upon, the factual statements contained in the Registration Statement and on such other instruments and documents, including records of the Company and certificates of public officials and authorized representatives of the Company, as we have deemed necessary or appropriate as a basis for the opinions expressed herein (collectively, the “Opinion Documents”). We have not undertaken any independent investigation or verification of any factual matter set forth in the Opinion Documents, and we have assumed the factual statements set forth therein to be complete and correct.

The opinion set forth below is based on the current provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder, published rulings and administrative pronouncements issued by the Internal Revenue Service, judicial decisions rendered by courts of competent jurisdiction, and such other authorities as we have considered relevant. These authorities are subject to change at any time, possibly with retroactive effect, and any such change may affect the continuing validity of the opinion set forth below. The opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof unless we are specifically engaged to do so. The opinion neither relates to nor purports to cover the laws, regulations, or other legal authorities of any state, local, or foreign governmental authority, nor any tax or other governmental charge, other than the United States federal income tax matters expressly addressed therein.

Based upon the foregoing, and subject to the assumptions, exclusions, limitations and qualifications set forth herein and therein, we confirm that the discussion set forth in the Registration Statement under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” sets forth our opinion regarding the material United States federal income tax consequences of the exchange of Series C

Senior Notes for Series G Senior Notes and the ownership and disposition of the Series C Senior Notes under existing law.

No ruling has been or will be sought or obtained from the Internal Revenue Service with respect to the Series C Senior Notes or their exchange for Series G Senior Notes. Moreover, this opinion is not binding upon the Internal Revenue Service or the courts and as such does not provide a guarantee of result. Thus, no assurance can be given that the Internal Revenue Service will not take positions contrary to those stated in the Registration Statement or that a court would not uphold such contrary positions, potentially with adverse tax consequences.

Except as expressly set forth above and as set forth under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement, we express no other opinion regarding the tax consequences of the Series C Senior Notes or their exchange for Series G Senior Notes.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference(s) to us under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ McGuireWoods LLP